Exhibit 10.4

OLED TECHNOLOGY LICENSE AGREEMENT

THIS OLED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2008 (the “Effective Date”), by and between Konica Minolta Holdings, Inc., a Japanese corporation with a place of business at Marunouchi Center Building, 1-6-1 Marunouchi, Chiyoda-ku, Tokyo 100 0005, Japan, acting through its subsidiary, Konica Minolta Technology Center, Inc. (collectively, “Konica Minolta”), and Universal Display Corporation, a Pennsylvania corporation with a place of business at 375 Phillips Blvd, Ewing, New Jersey 08618, U.S.A. (“Universal Display”).

BACKGROUND

WHEREAS, Universal Display has rights in certain patents and possesses certain know-how concerning Organic Light Emitting Devices; and

WHEREAS, Konica Minolta desires to obtain license rights to practice under these patents and to use this know-how on the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound, each of Konica Minolta and Universal Display hereby agrees as follows:

AGREEMENT

Article 1 Definitions

In addition to other terms defined elsewhere herein, the following terms shall have their corresponding meanings when used in this Agreement.

1.1 “Affiliate” means a corporation, partnership, trust or other entity that directly or indirectly (through one or more intermediates) controls, is controlled by or is under common control with the party in question.  For such purposes, “control,” “controlled by” and “under common control with” shall mean the ability to make, or participate meaningfully in the making of, business decisions on behalf of the relevant entity and/or such party, as applicable.  “Control” shall be presumed where the party in question owns twenty percent (20%) or more of the voting or other similar interests in the relevant entity.

1.2 “Know-How” means unpatented technical information, data, specifications, plans, drawings, designs, blueprints, formulae, processes and other similar items of a trade secret or confidential nature.

1.3 “Licensed Product” means an OLED Lighting Module, or any product or part thereof that incorporates one or more OLED Lighting Modules, which OLED Lighting Module(s) (a) are covered, in whole or in part, by any Valid Claim(s) of a Universal Display

Konica Minolta/Universal Display Confidential

1.4 Patent; and/or (b) are manufactured using a process that is covered, in whole or in part, by any Valid Claim of a Universal Display Patent.

1.5 “Lighting” means usage for general illumination or as specialty lighting source, such as backlighting for LCD displays and consumer electronics, aviation or automotive lighting, and mood lighting in public or private buildings.  For purposes of this Agreement, Lighting includes Signage.

1.6 “Net Sales Revenue”

1.6.1 For Licensed Products that are OLED Lighting Modules, or components thereof, which are sold to non-Affiliated third parties, “Net Sales Revenue” means the gross amount invoiced or received, whichever occurs sooner, on account thereof, less (a) applicable sales and other similar taxes to the extent actually collected and remitted to the appropriate taxing authorities; (b) shipping charges to the extent separately itemized on the customer invoice and actually paid to third-party carriers; (c) insurance costs to the extent separately itemized on the customer invoice and actually paid or accrued for such purpose; and (d) refunds or credits actually given to third parties for returned or defective items.  If the OLED Lighting Module or component is sold or otherwise transferred for consideration other than solely cash (such as in the case where Konica Minolta is receiving other consideration from the purchaser of the OLED Lighting Modules or components under one or more separate business arrangements relating to the downstream sale of related products), “Net Sales Revenue” means the standard or list selling price at which OLED Lighting Modules or components of similar kind and quantity are being offered for sale to non-Affiliated third parties at such time, or if no such selling price is available, the fair market value of such OLED Lighting Modules or components.

1.6.2 For Licensed Products that are OLED Lighting Modules, or components thereof, which are sold or otherwise transferred to Konica Minolta Affiliates, “Net Sales Revenue” means the greater of (a) or (b), where (a) is the transfer price utilized by Konica Minolta for such intercompany sale or transfer, including all commissions and other amounts payable in connection therewith; and (b) is the standard or list selling price at which OLED Lighting Modules or components of similar kind and quantity are being offered for sale to non-Affiliated third parties at such time, or if no such selling price is available, the fair market value of such OLED Lighting Modules or components

1.6.3 For Licensed Products that are not themselves OLED Lighting Modules, but that incorporate one or more OLED Lighting Modules, “Net Sales Revenue” would be calculated in the same manner as for OLED Lighting Modules according to subsection 1.5.1 or 1.5.2 above, whichever is applicable, except that “Net Sales Revenue” would only include that portion of the sales or transfer price which is fairly attributable to the OLED Lighting Module(s) incorporated in such Licensed Products.  Under such circumstances, unless otherwise agreed, “Net Sales Revenue” shall mean the price of the Licensed Product multiplied by the fraction C/C+D, where C is the inventory carrying cost for the OLED Lighting Module(s) incorporated in such Licensed Product and D is the inventory carrying cost for the other components of the Licensed Product, with the inventory carrying cost in each case being determined in accordance with Generally Accepted Accounting Principles as consistently applied in the general course of

Konica Minolta/Universal Display Confidential

1.6.4 Konica Minolta’s or its Permitted Sublicensee’s business.  Any applicable deductions and commissions shall also be limited to only those portions of such deductions and commissions which are fairly attributable to the OLED Lighting Module(s) incorporated in such Licensed Products.

1.6.5 If either party presents reasonable evidence that the amount calculated as set forth above does not fairly reflect the fair market value of any OLED Lighting Modules or components thereof being sold or otherwise transferred (such as evidence that the industry-wide average sales price of substantially similar products differs significantly from the price calculated herein), the parties shall in good faith negotiate a more equitable method of calculating Net Sales Revenue with respect to such OLED Lighting Modules or components.

1.7 “OLED” or “Organic Light Emitting Device” means a device consisting of two electrodes, at least one of which is transparent, together with one or more chemical substances deposited between these two electrodes, at least one of which is an organic or organometallic material, which device emits light when a voltage is applied across the electrodes.

1.8 “OLED Lighting Module” means a device designed for use in Lighting applications, which device consists of (a) an OLED panel or panels, (b) [The confidential material contained herein has been omitted and has been separately filed with the Commission.], and (c) [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

(a) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

(b) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

(c) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.9 “Phosphorescent Material” means an organometallic or other organic material that, when used in the emissive layer of an OLED, emits radiation from a triplet excited state or enhances the emission of radiation through phosphorescent sensitization.

1.10 “Signage” means usage for advertising or in informational products, such as billboards, exit signs and digital clocks or watches, wherein the product emits light to produce predetermined images or shapes such as numbers, letters or pictures.

1.11 “Universal Display Know-How” means Know-How of Universal Display relating to the practice of inventions claimed in the Universal Display Patents, which Know-How constitutes a “Confidential Item” of Universal Display, as such term is defined herein.

Konica Minolta/Universal Display Confidential

1.12 “Universal Display Patents” means all patents pertaining to OLED Lighting Modules that are issued, registered, granted or allowed in the world as of the Effective Date and which Universal Display owns or has the right to license to Konica Minolta hereunder, including, but not limited to, the issued, registered, granted or allowed patents listed in Exhibit A, together with such future patents as are specified in Section 2.3 below.

1.13 “Universal Display Technology” means the Universal Display Patents and the Universal Display Know-How.

1.14 “Valid Claim” means a claim of an issued, registered, granted or allowed patent, which claim has neither expired nor been finally held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction.

Article 2 License Rights

2.1 Grant of License to Konica Minolta.  Subject to the remaining provisions of this Article 2, Universal Display hereby grants to Konica Minolta a worldwide, royalty-bearing, non-exclusive and non-transferable (except in connection with a permitted transfer of this Agreement as a whole) license, with rights to sublicense to Permitted Sublicensees according to Section 2.2 below, under the Universal Display Patents, and to use the Universal Display Know-How, solely to manufacture (but not have manufactured except by Permitted Sublicensees), sell, offer for sale, use, import and export Licensed Products.  Universal Display further agrees that it shall not assert, nor cause or permit any of its Affiliates to assert, any Universal Display Patent against Konica Minolta, its Affiliates, or their customers based solely on Konica Minolta’s or its Permitted Sublicensees’ sale or other disposition or use of any Licensed Product made after the Effective Date, provided that Konica Minolta has paid, or is committed to pay, a royalty to Universal Display hereunder on account of such sale or other disposition.

2.2 Permitted Sublicensees.  Konica Minolta shall be permitted to grant sublicenses of the foregoing license rights solely to its Permitted Sublicensees, provided that (a) each such sublicense shall be pursuant to a written agreement between Konica Minolta and the Permitted Sublicensee, which written agreement shall obligate the Permitted Sublicensee to abide by the scope of license and other applicable provisions of this Agreement; (b) in addition to its other rights or remedies hereunder, Universal Display shall be expressly identified in the written sublicense agreement as a third-party beneficiary thereof, entitled to enforce the scope of license and other applicable provisions of this Agreement directly against the Permitted Sublicensee; (c) Konica Minolta shall identify the name and business address of each such Permitted Sublicensee to Universal Display in writing promptly following its entry into a written sublicense agreement with the Permitted Sublicensee; and (d) Konica Minolta shall use its best efforts to cause each Permitted Sublicensee abide by the scope of license and other applicable provisions of this Agreement.  As used herein, “Permitted Sublicensees” shall include (1) entities in which Konica Minolta Technology Center, Inc., or its parent, Konica Minolta Holdings, Inc., has an ownership or other similar controlling interest of eighty percent (80%) or more, which entities do not have, and are not Affiliates of entities (other than Konica Minolta) that have, their own separate OLED development programs or businesses, but only for so long as such conditions continue to be

Konica Minolta/Universal Display Confidential

2.3 satisfied; and (2) [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

2.4 License Rights to Future Patents and Know-How.  To the extent it has the right to do so, Universal Display will expand Konica Minolta’s license rights under Section 2.1 above to include any additional patents and Know-How pertaining to OLED Lighting Modules that are owned by or licensed to Universal Display and which are issued, registered, granted or allowed in the case of patents, or generated in the case of Know-How, during the first five (5) years of the Term, but excluding any such patents or Know-How acquired by Universal Display through a merger, asset acquisition or other similar transaction (“Acquired Technology”) unless separately agreed in writing.  Universal Display shall periodically update Exhibit A to include any such additional patents (other than Acquired Technology patents unless separately agreed).  Upon Konica Minolta’s request, the parties will discuss reasonable terms under which Konica Minolta’s license rights under Section 2.1 above would also be expanded to include Acquired Technology.  Universal Display agrees not to disclose to Konica Minolta any Know-How included in Acquired Technology unless and until requested to do so by Konica Minolta.

2.5 Rights Respecting OLED Chemicals.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Subject to the foregoing and the remainder of this Section 2.4, nothing in this Agreement shall be construed as authorizing or otherwise permitting Konica Minolta, its Permitted Sublicensees, or any third party claiming through either of them, to practice under any Universal Display Patents, or to use any Universal Display Know-How, for purposes of manufacturing OLED chemicals, or having OLED chemicals manufactured for Konica Minolta or its Permitted Sublicensees, or on their behalf.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

For the avoidance of doubt or misunderstanding, Universal Display shall not assert, nor cause or permit any of its Affiliates to assert, any Universal Display Patent against Konica Minolta, its Affiliates, or their customers based on Konica Minolta’s or its Permitted Sublicensee’s sales or other disposition of any Licensed Products as authorized under Section 2.1 above, and with respect to which royalties are paid to Universal Display hereunder, which Licensed Products [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Nothing herein shall prohibit Universal Display or its Affiliates from asserting any Universal Display Patent against any person or entity that is the manufacturer of or supplier to Konica Minolta or its Permitted Sublicensee of such OLED chemicals [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  This assertion may include, without limitation, efforts by Universal Display to seek a royalty from the manufacturer or supplier on account of the OLED chemical sold to Konica Minolta or its Permitted Sublicensee, in which event Konica Minolta and the Permitted Sublicensee shall reasonably cooperate with Universal Display in this endeavor.

Konica Minolta/Universal Display Confidential

No Rights Respecting OLED Manufacturing Equipment.  Subject to the remainder of this Section 2.5, nothing in this Agreement shall be construed as authorizing or otherwise permitting Konica Minolta, its Permitted Sublicensees’ or any third party claiming through either of them, to practice under any Universal Display Patents, or to use any Universal Display Know-How, for purposes of manufacturing equipment or machinery used to produce an OLED.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  For the avoidance of doubt or misunderstanding, Universal Display shall not assert, nor cause or permit any of its Affiliates to assert, any Universal Display Patent against Konica Minolta, its Affiliates, or their customers based on Konica Minolta’s or its Permitted Sublicensee’s sales or other disposition of any Licensed Products as authorized under Section 2.1 above, and with respect to which royalties are paid to Universal Display hereunder, which Licensed Products [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  Subject to the foregoing sentence, nothing herein shall prohibit Universal Display or its Affiliates from asserting any Universal Display Patent against any person or entity that is the manufacturer of or supplier to Konica Minolta or its Permitted Sublicensee of such manufacturing equipment or machinery.  This assertion may include, without limitation, efforts by Universal Display to seek a royalty from the manufacturer or supplier on account of the equipment or machinery sold to Konica Minolta or its Permitted Sublicensee, in which event Konica Minolta and the Permitted Sublicensee shall reasonably cooperate with Universal Display in this endeavor.

2.6 Acknowledgement of Derivative Rights.  Konica Minolta acknowledges that certain of the Universal Display Patents and the Universal Display Know-How are licensed by Universal Display from the Trustees of Princeton University (“Princeton”), the University of Southern California (“USC”), the University of Michigan (“Michigan”) and Motorola, Inc. (“Motorola”), and, therefore, that Konica Minolta’s license rights under this Agreement with respect to such Universal Display Patents and Universal Display Know-How are subject to the reserved rights of and obligations to such third parties under their license agreements with Universal Display.  Konica Minolta further acknowledges that the U.S. Government has certain reserved rights with respect to those Universal Display Patents claiming inventions that were first conceived or reduced to practice under contracts between the U.S. Government and Universal Display or its licensors.  Universal Display hereby covenants to Konica Minolta that: (a) Universal Display shall comply in all material respects with the terms of its license agreements with such third-party licensors and its contracts with or awards from the U.S. Government as in either case are relevant to Konica Minolta’s exercise of license rights granted by Universal Display hereunder; and (b) no additional consideration shall be owed by Konica Minolta to such third-party licensors or the U.S. Government on account of Konica Minolta’s practice under the Universal Display Patents or use of the Universal Display Know-How as contemplated hereunder.  Upon Konica Minolta’s request, Universal Display will provide Konica Minolta with copies (which may be reasonably redacted by Universal Display to avoid disclosing confidential information not relevant to this Agreement) of such of Universal Display’s agreements with such third-party licensors and of the applicable portions its relevant contracts with or awards from the U.S. Government.

2.7 Reservation of Rights.  Except for the license rights expressly granted to Konica Minolta under this Article 2, all rights to practice under the Universal Display Patents and to use

Konica Minolta/Universal Display Confidential

2.8 the Universal Display Know-How are reserved unto Universal Display and its licensors.  No implied rights or licenses to practice under any patents or to utilize any unpatented inventions, Know-How or technical information of either party are granted to the other party hereunder.

Article 3 Know-How

3.1 Transfer of Know-How.  To the extent it has the right to do so, during the Term Universal Display shall disclose to Konica Minolta such of the Universal Display Know-How as Universal Display determines, or as Konica Minolta reasonably indicates, would be useful in connection with Konica Minolta’s design, manufacture and/or sale of Licensed Products as permitted hereunder.  Such disclosure shall occur under a separately negotiated amendment to the Joint Development Agreement between the parties dated as of September 1, 2005, and last amended effective as of July 31, 2006 (the “Joint Development Agreement”), or some other similar agreement between the parties, and shall be subject to any additional conditions and limitations set forth therein.

Article 4 Patent Matters, Attribution and Samples

4.1 Patent Validity.  To the extent such a restriction is permitted by applicable law, Konica Minolta shall not, and shall ensure that its Affiliates do not, challenge or oppose, or assist others in challenging or opposing (or initiating other proceedings of a similar nature), the issuance, validity or enforceability of any of the Universal Display Patents.  Should Konica Minolta or any of its Affiliates so challenge or oppose, or assist others in challenging or opposing (or initiating other similar proceedings), any of the Universal Display Patents, Konica Minolta shall reimburse Universal Display for all attorneys’ fees, costs and out-of-pocket expenses incurred by Universal Display in resisting or responding to such challenge or opposition in the event the challenge or opposition is fully or substantially unsuccessful.  The foregoing shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including an action for the recovery of damages.

4.2 Patent Marking.  Upon Universal Display’s request and without incurring any excessive additional expense, Konica Minolta and its Permitted Sublicensees shall apply or cause to be applied to all Licensed Products, or at their option to the packaging for such Licensed Products, such reasonable markings or notices of the Universal Display Patents actually covering those Licensed Products as may be requested in writing by Universal Display’s licensors in order to fully protect their rights and interests therein under the laws of the countries in which such Licensed Products are or are likely to be marketed, sold or used.

4.3 Attribution.  With respect to any Licensed Product that would, but for the license granted hereunder, infringe the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] patents being sublicensed hereunder, Konica Minolta and its Permitted Sublicensees shall, upon Universal Display’s request and without incurring any excessive additional expense, ensure that all such Licensed Products are marked on an exposed surface with such of the following notices as are requested in writing [The confidential material contained herein has been omitted and has been separately filed with the

Konica Minolta/Universal Display Confidential

4.4 Commission.]  When such a notice would not be reasonably and customarily applied to the Licensed Products, it shall instead appear prominently on the packaging for the Licensed Products, or in data sheets or other literature accompanying such Licensed Products.

4.5 Non-Use of Certain Names.  Konica Minolta and its Permitted Sublicensees shall not use the names of Princeton, USC or Michigan in connection with any products, promotion or advertising without the prior consent of Princeton, USC or Michigan, as applicable, except to the extent reasonably required by law.  Notwithstanding the foregoing sentence, Konica Minolta and its Permitted Sublicensees may state that its license rights hereunder are derivative of rights granted by Princeton, USC and Michigan to Universal Display under the license agreement among them.

4.6 Samples.  Upon Universal Display’s request [The confidential material contained herein has been omitted and has been separately filed with the Commission.], Konica Minolta shall supply Universal Display with a minimum of two (2) samples of each Licensed Product that Konica Minolta or its Permitted Sublicensees offer for sale to third parties.  Universal Display shall limit its requests for such samples to a reasonable number of Licensed Products and Konica Minolta shall supply such samples promptly upon Konica Minolta’s or its Permitted Sublicensees’ first shipment of the Licensed Product for sale to third parties.  The samples supplied to Universal Display from Konica Minolta under this Section 4.5 shall be deemed Confidential Items of Konica Minolta and treated as such by Universal Display; provided, however, that Universal Display may use such samples for promotional purposes, such as in displays at shareholder meetings or other similar venues.

4.7 Amendments to the Universal Display Patents.  To the extent Japanese law requires Universal Display to obtain Konica Minolta’s approval for amendments to a specification of any Universal Display Patent licensed hereunder, Konica Minolta agrees that it shall promptly approve all such reasonable amendments proposed by Universal Display.

4.8 Notice of Infringements.  Konica Minolta may report in writing to Universal Display any activities which Konica Minolta reasonably regards as an infringement of the Universal Display Patents [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  Upon receipt of such report, the parties will discuss the matter and thereafter Universal Display will in good faith determine, in its discretion, whether to launch an appropriate investigation and/or take other protective measures to end the infringement.  Among other factors, this determination shall take into consideration Konica Minolta’s interest in ensuring that its Licensed Products remain competitive with other similar products in the marketplace.

Article 5 Consideration

5.1 Upfront License Fees.  In partial consideration of the license rights granted by Universal Display hereunder, Konica Minolta shall pay to Universal Display the upfront license fees specified in Exhibit B hereto.  Said upfront license fees are due and payable on the date(s) specified in Exhibit B hereto.  All such fees are non-refundable and shall be in addition to, and not creditable against, any royalties payable hereunder.

Konica Minolta/Universal Display Confidential

5.2 Royalties.  In further consideration of the license rights granted by Universal Display hereunder, Konica Minolta shall pay to Universal Display running royalties at the rates specified in Exhibit B hereto on account of Net Sales Revenue from Konica Minolta’s and its Permitted Sublicensees’ sales or other disposition of Licensed Products, as set forth in subsections 5.2.1 through 5.2.5 below.  For clarification, royalties shall not be calculated or payable on account of Licensed Products, or components thereof, that are manufactured for and sold to Konica Minolta or its Affiliates by Permitted Sublicensees, but rather royalties shall be calculated and payable on account of Konica Minolta’s or its Affiliates’ subsequent sales of Licensed Products that constitute or incorporate the items supplied by the Permitted Sublicensees.

5.2.1 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.2.2 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.2.3 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.2.4 Both parties acknowledge and agree that the royalty rates and the methods by which they are to be calculated and paid have been determined through arms length negotiations between the parties and that such rates and methods are reasonable and appropriate notwithstanding whether and to what extent any of the Universal Display Patents have been issued, registered, granted or allowed, or have expired, in any particular country in which Licensed Products are made, sold or used.

5.2.5 No multiple royalties shall be due because any Licensed Product, or its manufacture, sale, other disposition or usage, is or may be covered by more than one Universal Display Patent licensed hereunder.

5.3 Royalty Reports.  Within forty-five (45) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within forty-five (45) days following the end of the Term), Konica Minolta shall submit to Universal Display a written report, in English, that includes the following information (each, a “Royalty Report”): (a) a description of all Licensed Products sold or otherwise disposed of during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.]; (b) gross amounts invoiced or received on account of Konica Minolta’s and its Permitted Sublicensees’ sales or other disposition of such Licensed Products, provided, however, the report of gross amounts invoiced on account of Permitted Sublicensee’s sales or other disposition of Licensed Products is not required, if such Permitted Sublicensee is a subcontractor for Konica Minolta and the Licensed Products are being supplied only to Konica Minolta or its Affiliates for resale or other disposition that will be reported on by Konica Minolta; (c) Konica Minolta’s reasonably detailed calculation of the royalties due and owing to

Konica Minolta/Universal Display Confidential

5.4 Universal Display on account of such sales or other disposition of Licensed Products; and (d) such other information as Universal Display may reasonably request of Konica Minolta which is pertinent to a royalty accounting hereunder.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.5 Payment of Royalties.  Within forty-five (45) days following the end of each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the Term (and if the Term ends in the middle of a [The confidential material contained herein has been omitted and has been separately filed with the Commission.], within forty-five (45) days following the end of the Term), Konica Minolta shall pay directly to Universal Display the royalties due and payable with respect to Licensed Products sold or otherwise disposed of during such [The confidential material contained herein has been omitted and has been separately filed with the Commission.].  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.6 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

5.7 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 6 Payment Terms; Audit Rights

6.1 Payments.  All amounts due to Universal Display hereunder shall be paid in U.S. Dollars by wire transfer to a bank designated by Universal Display in writing, or by such other means as the parties may agree in writing.  Universal Display’s current wire instructions are as follows:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Each payment shall be fully earned when due and nonrefundable once made.  All payments due hereunder shall be made without set-off, deduction or credit for any amount owed (or alleged to be owed) by Universal Display to Konica Minolta or any of its Affiliates.  Without limiting its other rights or remedies on account of any late payment, Universal Display may require Konica Minolta to pay interest on any late payments at a per annum rate equal to [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

6.2 Payment Authorization and Associated Charges.  Konica Minolta shall secure all authorizations required for payment of all amounts due to Universal Display hereunder and shall bear all transfer fees and other charges associated therewith.  Konica Minolta may withhold from any amount payable hereunder any taxes required to be withheld by the applicable law, at the time of payment.  Universal Display shall cooperate with Konica Minolta and take commercially reasonable actions in order to (a) file certificates and other documentation with taxing authorities and/or (b) obtain a reduction or elimination of, or credit for, taxes relating to this Agreement.  Without limitation of the generality of the forgoing, in order to eliminate the obligation to

Konica Minolta/Universal Display Confidential

6.3 withhold taxes under the United States-Japan New Income Tax Treaty effective as of March 30, 2004, Universal Display shall (i) complete the Application Form for Income Tax Convention (Form 3), (ii) complete the Attachment Form For Limitation On Benefits Article (Form 17) and (iii) obtain a United States Residency Certification (the “Application Documents”), and shall send the originals of such Application Documents to Konica Minolta upon the execution of this Agreement.  Konica Minolta shall then promptly file the originals of such Application Documents with the director of the district taxation office for the place where Konica Minolta resides.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

6.4 Currency Conversion and Restriction.  All royalties due hereunder based on Licensed Products sold or otherwise disposed of by Konica Minolta or its Permitted Sublicensees outside of the United States shall be payable in U.S. Dollars at the rate of exchange for the currency of the country in which such sales or usage occurs, which rate of exchange shall equal the exchange rate as published by the Bank of Tokyo-Mitsubishi UFJ, Ltd. on the last business day of the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] with respect to which payment is being made.  All royalties shall be paid to Universal Display without deduction of currency exchange fees or other similar amounts.  If at any time the legal restrictions of a country outside of the United States prevent Konica Minolta from paying Universal Display any amounts due hereunder, Universal Display may direct Konica Minolta to make such payment to Universal Display’s account in a bank or other depository of such country.

6.5 Records; Audit and Inspection.  Konica Minolta shall, and shall require its Permitted Sublicensees to, keep accurate and complete financial and technical records with respect to the Licensed Products they manufacture, sell or use, as well as with respect to the royalties payable to Universal Display hereunder, for at least two (2) years from the end of each calendar half-year period.  During the Term and for two (2) years thereafter, an independent certified public accountant selected by Universal Display and approved by Konica Minolta (such approval not to be unreasonably withheld), together with such technical support staff as such accountant reasonably deems necessary, shall have the right to audit such records and inspect such of Konica Minolta’s and its Permitted Sublicensees’ materials, equipment and manufacturing processes as are reasonably necessary in order to verify Konica Minolta’s payment of all royalties due hereunder.  Universal Display shall give reasonable advance notice of any such audit or inspection to Konica Minolta, and such audit or inspection shall be conducted during Konica Minolta’s or its Permitted Sublicensees’ normal business hours and in a manner that does not cause unreasonable disruption to Konica Minolta’s or its Permitted Sublicensees’ conduct of their business.  The results of any such audit or inspection shall be deemed a Confidential Item of Konica Minolta and shall not be disclosed by Universal Display except as may be necessary for Universal Display to enforce its rights hereunder.  If the audit or inspection reveals that Konica Minolta has underpaid any royalties due to Universal Display, Konica Minolta shall immediately pay to Universal Display all unpaid royalties, plus interest on the unpaid amounts from the date payment was initially due at the rate specified in Section 6.1 above.  Universal Display shall be responsible for paying the fees and expenses charged by the accountant for conducting any audit or inspection hereunder; provided, however, that if the unpaid royalties exceed [The confidential material contained herein has been omitted and has

Konica Minolta/Universal Display Confidential

6.6 been separately filed with the Commission.] of the total royalties that should have been paid by Konica Minolta during the audited period, Konica Minolta shall promptly reimburse Universal Display for the reasonable fees and expenses charged by such accountant.

Article 7 Confidentiality and Publicity

7.1 Obligations of Confidentiality and Non-Use.  Each party (the “Recipient”) shall handle and maintain all Confidential Items of the other party in accordance with the following terms and conditions:

7.1.1 Recipient shall not publish, disclose or otherwise disseminate any Confidential Items of the other party, except to such of Recipient’s employees and agents who have a “need to know” it to accomplish the purposes of this Agreement (and, in the case of Konica Minolta, its Permitted Sublicensees), and then only if such persons previously have agreed in writing to handle and maintain such Confidential Items in accordance with the provisions of this Agreement or provisions substantially similar thereto.  Disclosure of Universal Display Confidential Items other than detailed technical information shall also be permitted to Konica Minolta’s Affiliates under the terms of the foregoing sentence.  Disclosure or dissemination of Confidential Items of the other party to additional persons or entities requires the prior written approval of such other party.

7.1.2 Recipient shall maintain all Confidential Items of the other party in a safe and secure place with reasonable safeguards to prevent any unauthorized access to or disclosure of such Confidential Items.  As used herein, “reasonable safeguards” means all safeguards that a reasonable person would take to protect the Confidential Item in question, which safeguards shall be no less than the safeguards Recipient takes to protect its own confidential or proprietary items of a similar nature.

7.1.3 Recipient may copy Confidential Items of the other party only as is reasonably necessary for Recipient to accomplish the purposes of this Agreement.  Copying or reproduction of Confidential Items other than information and documents is strictly prohibited.

7.1.4 Recipient shall not utilize or exploit any Confidential Items of the other party, or permit or assist others to utilize or exploit such Confidential Items, or analyze any sample contained in the Confidential Items of the other party or have analyzed said sample by any third party, except as is reasonably necessary to accomplish the purposes of this Agreement.  Reverse engineering, disassembly or other methods designed to derive the composition, structure, method of manufacture or purity of, or any concepts or ideas underlying, Confidential Items other than information and documents is strictly prohibited.

7.1.5 Recipient shall not publish or otherwise disclose to third parties, including by referencing or including in any patent application, any test results or other information or data regarding Recipient’s evaluation or use of any Confidential Items of the other party without the other party’s prior written consent [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

Konica Minolta/Universal Display Confidential

7.1.6 Promptly upon learning of any unauthorized use or disclosure of any Confidential Item of the other party, Recipient shall provide the other party with written notice thereof and take such other steps as are reasonably requested by the other party in order to limit the effects of such use or disclosure and/or prevent any further unauthorized use or disclosure of such Confidential Item.

7.1.7 Promptly upon the expiration or sooner termination of this Agreement, Recipient shall return to the other party, destroy and/or delete from Recipient’s records and computer systems all Confidential Items of the other party, including any copies or portions thereof, in Recipient’s possession or control pursuant to the other party’s written request; provided, however, that Recipient may retain one copy of documents incorporating Confidential Items for archival purposes only.  Within thirty (30) days following the other party’s written request, Recipient shall provide the other party with a certificate of Recipient’s compliance with the foregoing requirements.

7.2 Definition of Confidential Items. As used herein, “Confidential Items” of a party are all trade secret, proprietary and confidential information and materials disclosed during the term of this Agreement in order to accomplish the purposes of this Agreement (including information resulted from any follow-up work relating thereto and disclosed during the term of this Agreement), in written, oral or electronic form, relating to such party’s or its licensors’, suppliers’ or business partners’ technologies, compounds, research programs, operations and/or financial or business condition (including, without limitation, know-how, data, drawings, designs, specifications, formulations, processes, methods, equipment, software and pricing information) that is (a) disclosed in writing and marked as “Confidential”, “Proprietary” or with similar words at the time of disclosure, or (b) orally disclosed and identified as confidential or proprietary at the time of disclosure and confirmed as such in writing within thirty (30) days thereafter.  Notwithstanding the foregoing, “Confidential Items” of a party shall not include any information or materials that:

7.2.1 are approved by such party in writing for release by Recipient without restriction;

7.2.2 Recipient can demonstrate by written records were previously known to Recipient other than through a prior disclosure by such party or any third party with an obligation of confidentiality to such party;

7.2.3 are publicly known as of the date of this Agreement, or become public knowledge subsequent thereto, through no act or omission of Recipient or any third party receiving such items from or through Recipient;

7.2.4 are obtained by Recipient in good faith from a third party without the violation of any obligation of confidentiality to such party by either Recipient or the third party; or

7.2.5 are independently developed by or on behalf of Recipient without the benefit of such party’s Confidential Items, as shown by competent written records.

Konica Minolta/Universal Display Confidential

7.2.6 Konica Minolta’s permitted analysis and uses of Phosphorescent Materials or other OLED materials sold by Universal Display to Konica Minolta shall be covered separately under the agreement or terms and conditions of sale for such materials.

7.3 Disclosure Required by Law.  This Agreement shall not restrict Recipient from disclosing any Confidential Items of the other party to the extent required by applicable law, or by the order of any court or government agency; provided, however, that Recipient shall afford the other party prompt notice of such law or order, so that the other party may interpose an objection to such disclosure or take whatever other actions the other party deems appropriate to protect such Confidential Items, and provided further that Recipient shall use all reasonable efforts to limit such disclosure to only those Confidential Items that are required to be disclosed and ensure that the person or entity to whom such Confidential Items are disclosed agrees to keep them confidential.

7.4 Responsibility for Personnel.  Recipient shall be responsible for the acts or omissions of any persons or entities receiving Confidential Items of the other party from or through Recipient to the extent such acts or omissions, if performed or not performed by Recipient, would constitute violations of this Agreement by Recipient.

7.5 Universal Display’s Licensors.  Notwithstanding the foregoing, Universal Display shall have the right to provide an unredacted copy of this Agreement, along with copies of all Royalty Reports, to each of Princeton, USC, Michigan and Motorola; provided that in such case Universal Display shall cause such third-party licensors to have first agreed in writing to handle and maintain such items in accordance with the provisions of this Article 7, or provisions substantially similar thereto.

7.6 Confidentiality of this Agreement.  The terms of this Agreement shall be deemed Confidential Items of each party and treated as such by both parties.  Notwithstanding the foregoing sentence, either party may disclose in its public filings such of the terms of this Agreement as are reasonably required for such party to comply with applicable securities laws and regulations, including, without limitation, by filing an appropriately redacted copy of this Agreement in connection therewith.

7.7 Press Releases and Other Public Disclosure.  Within four (4) business days following the date on which this Agreement is executed Universal Display will be required to file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K that describes this Agreement in general terms.  Concurrent with Universal Display’s filing of such Current Report, the parties shall issue a joint press release describing the general nature of this Agreement.  Any subsequent press release or other public announcement respecting this Agreement shall first be provided to the other party for its review and comment and the party issuing the release or disclosure shall use all reasonable efforts to incorporate any comments received as a result thereof.  Upon request, either party shall provide the other with a suitable quote from a high-level official for use by it in any such press release or other public disclosure.  Any press release or other public announcement describing the specific financial terms or other provisions of this Agreement shall require the other party’s prior written consent.  Nothing herein shall prohibit either party from

Konica Minolta/Universal Display Confidential

7.8 making any disclosure of this Agreement or the terms hereof to the extent required by law or regulation.

7.9 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Article 8 Representations and Warranties; Disclaimers and Limitations of Liability

8.1 Warranties by Both Parties.  Each party represents and warrants to the other that such party has the right, power and authority to enter into this Agreement and to perform its obligations hereunder, and that such performance will not violate any other agreement or understanding by which such party is bound.

8.2 Further Warranty by Universal Display.  Universal Display additionally represents and warrants to Konica Minolta that Universal Display owns or has sufficient rights in the Universal Display Technology to grant the licenses granted to Konica Minolta hereunder.

8.3 Further Warranty by Konica Minolta.  Konica Minolta additionally represents and warrants to Universal Display that it shall not bind or purport to bind Universal Display to any affirmation, representation or warranty provided to any other person with respect to any Licensed Products it may manufacture, sell, offer for sale, import or use, or any processes it may employ in connection therewith.

8.4 Disclaimer of Additional Warranties.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, VALIDITY, QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.  In particular, Universal Display makes no representations or warranties that Konica Minolta or its Permitted Sublicensees will be able to manufacture, sell or use any Licensed Products without obtaining additional license rights from third parties.

8.5 Required Disclaimer of Princeton, USC and Michigan.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UNIVERSAL DISPLAY PATENTS LICENSED HEREUNDER.  PRINCETON, USC AND MICHIGAN MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE.  PRINCETON, USC AND MICHIGAN MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.6 Limitation on Certain Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  The foregoing limitation shall not limit either party’s liability to the other party for: (a) any claims of

Konica Minolta/Universal Display Confidential

8.7 bodily injury or damage to tangible property resulting from such party’s gross negligence or willful misconduct; (b) any unauthorized use of the other party’s materials or technology; (c) any infringement of the other party’s patents; or (d) any breach of the provisions of Article 7 respecting the other party’s Confidential Items.

8.8 Essential Part of the Bargain.  The parties acknowledge that the disclaimers and limitations of liability set forth in this Article 8 reflect a deliberate and bargained for allocation of risks between them and are intended to be independent of any exclusive remedies available under this Agreement, including any failure of such a remedy to achieve its essential purpose.

Article 9 Term and Termination

9.1 Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue, unless terminated sooner as permitted hereunder, until the latter of the date of expiration of the last to expire of the Universal Display Patents.  Unless otherwise expressly agreed in writing by the parties, all licenses granted under this Agreement shall expire immediately upon any termination of this Agreement.

9.2 Termination for Breach.  Either party may terminate this Agreement on written notice to the other party if the other party materially breaches any of its obligations under this Agreement and fails to cure such breach within thirty (30) days following written notice thereof by the terminating party.

9.3 Termination for Challenge of Patents.  Universal Display may terminate this Agreement immediately on written notice if Konica Minolta or any of its Affiliates asserts or assists another in asserting (including through the use of a “dummy” person or entity), before any court, patent office or other governmental agency, that any of the Universal Display Patents are invalid or unenforceable, should be cancelled or invalidated (in whole or in part), or should otherwise not be granted, allowed or issued, and such challenge is not fully terminated within thirty (30) days following written notice thereof by Universal Display.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

9.4 Other Termination.  Either party may terminate this Agreement on written notice to the other party if the other party permanently ceases conducting business in the normal course, becomes insolvent or is adjudicated bankrupt, makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets, or initiates or becomes the subject of any bankruptcy or insolvency proceedings which proceedings, if initiated involuntarily, are not dismissed with sixty (60) days thereafter.

9.5 Survival.  The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement:  (a) Articles 4 and 6 through 10; (b) any payment or reporting obligations of Konica Minolta respecting the sale or other disposition of Licensed Products occurring prior to the date of such expiration or termination; and (c) any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.

Konica Minolta/Universal Display Confidential

9.6 Any termination of this Agreement shall be in addition to, and not in lieu of, any other remedies that may be available, at law or equity, including an action for the recovery of damages.

Article 10 Miscellaneous

10.1 Independent Contractors.  This Agreement is not intended by the parties to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business organization of any kind.  Each party hereto shall act as an independent contractor and neither shall act as an agent of the other for any purpose.  Neither party has the authority to assume or create any obligation, express or implied, on behalf of the other.

10.2 Force Majeure.  Neither party shall be in breach of this Agreement for any failure of performance (other than a failure to pay amounts due and owing hereunder) caused by an event beyond its reasonable control and not due to its or its Affiliates’ fault or negligence.  In the event that such a force majeure event occurs, the party unable to perform shall promptly notify the other party of such non-performance and its expected duration.  In addition, such party shall in good faith maintain such partial performance of this Agreement as is reasonably possible, shall use all reasonable efforts to overcome the cause of nonperformance and shall resume full performance as soon as is reasonably possible.

10.3 Notices.  Any disclosures or notices required or permitted hereunder shall be in writing and shall be deemed effectively given upon receipt of such disclosures or notices by the receiving party.  Such disclosure or notices shall be given by personal delivery, certified mail with postage prepaid and return receipt requested, or prepaid delivery using a recognized private courier, to each party at its address set forth below.  Either party may change its address for such notices at any time by means of a notice given in the manner provided in this paragraph.

All Royalty Reports and any other financial notices, to:

Universal Display Corporation	Konica Minolta Technology Center, Inc.
375 Phillips Boulevard	No.1 Sakura-machi, Hino-shi
Ewing, New Jersey 08618	Tokyo 191-8511, Japan

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

All other notices and communications:

Universal Display Corporation	Konica Minolta Holdings, Inc.
375 Phillips Boulevard	Marunouchi Center Building
Ewing, New Jersey 08618	1-6-1 Marunouchi, Chiyoda-ku

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Konica Minolta/Universal Display Confidential

With a copy to:

Konica Minolta Technology Center, Inc.
No.1 Sakura-machi, Hino-shi
Tokyo 191-8511, Japan

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

10.4 Non-Assignment.  This Agreement and the rights and obligations of the parties hereunder shall not be assigned or transferred by either party without the prior written consent of the other party, except that either party may assign or transfer this Agreement, in its entirety and on written notice to the other, to a successor in interest to all or substantially all of such party’s business to which this Agreement relates, whether by merger, acquisition or otherwise.  Notwithstanding the foregoing, Konica Minolta may not assign or transfer this Agreement to a third party with whom Universal Display is then-engaged in litigation or other formal adversarial or dispute resolution proceedings respecting the Universal Display Patents.  Should Konica Minolta assign or transfer this Agreement, whether by merger, acquisition or otherwise, to a third party with an existing OLED development program or business, or should Konica Minolta acquire less than one hundred percent (100%) of the existing OLED business of any third party, the license rights granted to Konica Minolta under this Agreement shall not extend to any current or future products of such third party’s OLED business unless otherwise expressly agreed to by Universal Display in writing.  Moreover, should Universal Display have already entered into a similar license agreement with the third party at the time of such assignment, transfer or acquisition, there shall be no reduction of the payment or other obligations of Konica Minolta under this Agreement as they pertain to products of Konica Minolta’s OLED business, or of such third party under its similar license agreement as they pertain to products of the third party’s OLED business, unless otherwise expressly agreed to by Universal Display in writing.  [The confidential material contained herein has been omitted and has been separately filed with the Commission.]  Nothing herein shall confer any rights upon any person other than the parties hereto and their respective successors and permitted assigns.

10.5 Business Continuity.  In order to facilitate Konica Minolta’s business continuity, Universal Display shall not assign, transfer or otherwise dispose of its interest in any Universal Display Patents licensed hereunder, even by merger, acquisition or otherwise, without first obtaining from the assignee, transferee or other person or entity obtaining such interest, a written acknowledgment of the obligations of Universal Display and rights of Konica Minolta under this Agreement, and a written agreement to assume such obligations and honor such rights.

10.6 Equitable Relief.  In the event of a party’s actual or reasonably anticipated infringement of the other party’s patents, unauthorized use of the other party’s proprietary materials or information; or breach of the provisions of Article 7 respecting the other party’s Confidential Items, the other party may seek to obtain injunctive or other equitable relief as may be necessary to restrain such activity, without the necessity of proving actual damages and

Konica Minolta/Universal Display Confidential

10.7 without posting any bond or other security.  Such relief shall be in addition to, and not in lieu of, any other rights or remedies available to the other party under this Agreement, at law or in equity.

10.8 Choice of Law; Dispute Resolution.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, U.S.A., without respect to its rules on the conflict of laws.  In the event that an unresolved dispute arises over the enforcement, interpretation, construction or breach of this Agreement, the parties agree that it may be litigated in the appropriate courts of the United States or Japan, and each party hereby irrevocably submits to the non-exclusive jurisdiction of such courts for all purposes with respect to any legal action or proceeding relating thereto.

10.9 Severability.  In the event that any term of this Agreement is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other portion of this Agreement, and there shall be deemed substituted for such term other term(s) that are permitted by applicable law and that will most fully realize the intent of the parties as expressed in this Agreement.

10.10 No Waivers.  The failure of either party to enforce, or any delay in enforcing, any right, power or remedy that such party may have under this Agreement shall not constitute a waiver of any such right, power or remedy, or release the other party from any obligations under this Agreement, except by a written document signed by the party against whom such waiver or release is sought to be enforced.

10.11 Entire Agreement; Amendments.  This Agreement constitutes the entire understanding and agreement of the parties respecting the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings between the parties, whether written or oral, relating thereto.  This Agreement may not be amended or supplemented in any way except by a written document signed by both parties.

10.12 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of shall be deemed an original, but all of which together shall constitute one and the same instrument.

Konica Minolta/Universal Display Confidential

10.13 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Konica Minolta Holdings, Inc.	Universal Display Corporation

By: /s/ Hisashi Tokumaru	By: /s/ Steven V. Abramson

Name: Hisashi Tokumaru	Name: Steven V. Abramson

Title: Executive Officer, General Manager	Title: President
of LA Business Department

Date: August 8, 2008	Date: August 11, 2008

Konica Minolta/Universal Display Confidential

Exhibit A

Universal Display Patents

[Separately attached hereto.]

Konica Minolta/Universal Display Confidential

Exhibit B

License Fees and Royalty Rates

Upfront License Fees:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Royalty Rates:

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Konica Minolta/Universal Display Confidential